Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2005 THIRD QUARTER RESULTS

AUGUSTA, Ga. (November 9, 2005) — Morris Publishing Group, LLC today reported third quarter operating income of $18.5 million, down $0.9 million, or 4.8%, from $19.4 million for the same period in 2004. Net income for the quarter was $8.5 million, up $1.3 million from $7.2 million in the prior year.

Total operating revenue for the third quarter was $113.8 million, up 0.7% from $112.9 million in the same quarter 2004, with advertising revenue of $92.3 million, up 1.2%, and circulation revenue of $17.6 million, up 1.1%. Classified revenue was up 8.4%, while national and retail advertising revenues were down 19.7% and 1.3%, respectively.

For the third quarter, total operating cost was $95.3 million, up 1.9% from $93.5 million last year, with employee cost of $44.8 million, down 0.1%, newsprint, ink and supplement cost of $13.9 million, up 4.4%, and other operating cost of $31.1 million, up 3.7%. Depreciation and amortization expense was $5.4 million, up 2.5% from the same period last year.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “The overall advertising market continues to be soft with September being off more than we anticipated. Continuing this year’s trend, our revenue growth has been driven by strong classified real estate and employment advertising revenue performances. While the startups of our new Skirt! magazines and Bluffton Today daily have been significant revenue contributors, these publications remain investments, currently reducing our bottom line. The continued increase in the price of newsprint is and will continue to be a challenge.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 28 daily and 13 nondaily newspapers, five city magazines and numerous other free community publications in the Southeast, Midwest, Southwest and Alaska.

A conference call will be held Wednesday, November 9, 2005, at 10:00 a.m. Eastern Standard Time. The dial-in number is 1-800-500-0177. Please ask for the Morris Publishing Group conference call. This press release is available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link:

https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrmlmzcnvwsnxc

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Third	quarter results are as follows:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

(Dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
NET OPERATING REVENUES:
Advertising	$92,349	$91,211	$278,814	$269,608
Circulation	17,551	17,351	53,074	52,650
Other	3,871	4,365	12,212	13,569

Total net operating revenue	113,771	112,927	344,100	335,827

OPERATING EXPENSES:
Labor and employee benefits	44,790	44,848	134,109	133,384
Newsprint, ink and supplements	13,938	13,354	42,387	39,888
Other operating costs (excluding depreciation and amortization)	31,145	30,024	95,872	89,222
Depreciation and amortization	5,427	5,292	16,504	15,600

Total operating expenses	95,300	93,518	288,872	278,094

Operating income	18,471	19,409	55,228	57,733

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt issuance costs	9,075	8,166	26,457	23,986
Interest income	604	(458)	(48)	(964)
Other, net	(5,336)	(195)	(5,316)	441

Total other expense, net	4,343	7,513	21,093	23,463

INCOME BEFORE INCOME TAXES	14,128	11,896	34,135	34,270
PROVISION FOR INCOME TAXES	5,591	4,664	13,514	13,502

NET INCOME	$8,537	$7,232	$20,621	$20,768

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